     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1997
                                                       REGISTRATION NO. 33-63721
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 ON

                                    FORM S-3
                          TO REGISTRATION STATEMENT ON

                                    FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       AMERICAN SHARED HOSPITAL SERVICES
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   CALIFORNIA                                      94-2918118
          (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)

                      FOUR EMBARCADERO CENTER, SUITE 3620
                      SAN FRANCISCO, CALIFORNIA 94111-4155
                                 (415) 788-5300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             ERNEST A. BATES, M.D.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       AMERICAN SHARED HOSPITAL SERVICES
                      FOUR EMBARCADERO CENTER, SUITE 3620
                      SAN FRANCISCO, CALIFORNIA 94111-4155
                                 (415) 788-5300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:
                           DANIEL G. KELLY, JR., ESQ.
                                SIDLEY & AUSTIN
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                            PROPOSED MAXIMUM
       TITLE OF EACH CLASS                              PROPOSED MAXIMUM        AGGREGATE           AMOUNT OF
       OF SECURITIES TO BE            AMOUNT TO BE       OFFERING PRICE         OFFERING          REGISTRATION
            REGISTERED                 REGISTERED        PER UNIT(1)(2)        PRICE(1)(2)          FEE(2)(3)
------------------------------------------------------------------------------------------------------------------
Common Shares No Par Value........  1,290,853 shares          $1.56           $2,013,750.68          $694.39
------------------------------------------------------------------------------------------------------------------
Warrants to purchase Common
  Shares..........................  441,147 Warrants           --                  --                  --
------------------------------------------------------------------------------------------------------------------
Common Shares Underlying
  Warrants........................   441,147 shares            --                  --                $237.31
------------------------------------------------------------------------------------------------------------------
Total Registration Fee............                                               $931.70
==================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of average high and low prices of the Common Shares on the American Stock Exchange on October 20, 1995. The maximum offering price of the Common Shares is deemed to be the aggregate of their market value.

(2) Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is being paid in respect of the Warrants because a full registration fee is being paid for the Common Shares underlying such Warrants. All of securities registered hereunder are carried forward from the Registration Statement on Form S-1 (File No. 33-63721) to which this Post-Effective Amendment No. 1 and the enclosed Prospectus relate.

(3) The full amount of the registration fee was paid on the date of the original filing of the Registration Statement (October 26, 1995). Accordingly, no additional fee is being paid at this time. The shares registered hereunder are carried forward from the Registration Statement on Form S-1 (File No. 33-63721). No new shares are being registered hereby.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                       AMERICAN SHARED HOSPITAL SERVICES

                            ------------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

               FORM S-3 ITEM NUMBER AND CAPTION            LOCATION IN REGISTRATION STATEMENT OR PROSPECTUS
      ---------------------------------------------------  -------------------------------------------------
  1.  Forepart of Registration Statement and Outside       Facing Page; Cross-Reference Sheet; Outside Front
      Front Cover Page of Prospectus.....................  Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages of         Inside Front Cover Page and Outside Back Cover
      Prospectus.........................................  Page of Prospectus; Available Information
  3.  Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges..........................  Risk Factors
  4.  Use of Proceeds....................................  Use of Proceeds
  5.  Determination of Offering Price....................  Determination of Offering Price
  6.  Dilution...........................................  *
  7.  Selling Security Holders...........................  Selling Securityholders
  8.  Plan of Distribution...............................  Plan of Distribution
  9.  Description of Securities to be Registered.........  Description of Securities
 10.  Interests of Named Experts and Counsel.............  Legal Matters; Experts
 11.  Material Changes...................................  The Company; Financial Restructuring;
                                                           Capitalization
 12.  Incorporation of Certain Information by
      Reference..........................................  Available Information
 13.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities.....  Indemnification of Directors and Officers

---------------

* Not applicable.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                            1,632,300 COMMON SHARES
                   (INCLUDING 314,000 COMMON SHARES ISSUABLE
                         UPON THE EXERCISE OF WARRANTS)
                                      AND
                   WARRANTS TO PURCHASE 314,000 COMMON SHARES

                       AMERICAN SHARED HOSPITAL SERVICES

     The common shares, no par value ("Common Shares"), of American Shared Hospital Services, a California corporation ("ASHS" and together with its subsidiaries, the "Company"), warrants to purchase Common Shares ("Warrants") and the Common Shares issuable upon exercise of such Warrants (collectively, the "Securities") covered by this Prospectus may be sold from time to time by the securityholders specified in this Prospectus or their successors in interest (the "Selling Securityholders"). See "Selling Securityholders."

     On May 17, 1995, the Company repurchased $17,694,000 principal amount of its senior subordinated notes from certain of the Selling Securityholders for consideration comprised of cash, 819,000 Common Shares and 216,000 Warrants. Pursuant to the terms of the Note Purchase Agreement dated as of May 12, 1995, upon the occurrence of certain subsequent events the Company issued to such Selling Securityholders an additional 374,000 Common Shares and 98,000 Warrants. The repurchase of the senior subordinated notes was part of an overall financial restructuring in which the Company also restructured most of its medical equipment leases and issued its primary equipment lessor 225,000 Warrants. The Common Shares and Warrants issued in these transactions, and the Common Shares underlying such Warrants, are the Securities to which this Prospectus relates. Such Securities were registered by the Company under the Securities Act of 1933, as amended (the "Act"), pursuant to the terms of a Registration Rights Agreement dated as of May 17, 1995 among the Company and the Selling Securityholders (the "Registration Rights Agreement").

     The Common Shares are listed on the American Stock Exchange ("the AMEX") under the trading symbol "AMS." The Common Shares are also listed on the Pacific Exchange (the "PCX"). Each such exchange has commenced a review procedure to determine whether the Common Shares will remain listed. See "Risk
Factors -- Possible Delisting of Common Shares and Loss of Active Trading Market." On April 1, 1997, the last reported sale price of the Common Shares on the AMEX was $1.375 per share.

     The Company will not receive any of the proceeds from the sale of the Securities being offered by the Selling Securityholders. The Selling Securityholders may, from time to time, sell the Common Shares at market prices prevailing on the AMEX or the PCX, respectively, at the time of sale or sell the Common Shares and Warrants under certain other terms. See "Plan of Distribution."

                            ------------------------
  THE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
   FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN
        CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THE PROSPECTUS IS APRIL   , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10007 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Shares are listed on the American Stock Exchange and the Pacific Exchange, and such reports, proxy statements, and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104. Statements contained in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Additional information regarding the Company and the Common Shares offered hereby is contained in the Registration Statement on Form S-1, as amended, and the exhibits (the "Registration Statement") filed with the Commission under the Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K"); and

          (2) The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A (Registration No. 1-8789), which was declared effective by the Commission on October 23, 1984.

     All documents filed by the Company pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone inquiries should be directed to American Shared Hospital Services, Four Embarcadero Center, Suite 3620, San Francisco, California 94111, Attention:
Richard Magary (telephone: (415) 788-5300).

                                  RISK FACTORS

     The following specific factors should be considered carefully by prospective investors in evaluating the Company, its business and an investment in the Common Shares.

DEFAULTS, POTENTIAL BANKRUPTCY AND RESTRUCTURING

     As a result of a serious cash shortage during the second half of 1992, the Company failed to make the required semi-annual interest payments under its 14 3/4% Subordinated Notes due 1996 (the "14 3/4% Notes") and Senior Subordinated Exchangeable Reset Notes due 1996 (the "16 1/2% Notes" and collectively with the 14 3/4% Notes, the "Subordinated Notes") that were due beginning on October 15, 1992. In addition, the Company suspended lease payments on a significant portion of its equipment leases beginning on December 1, 1992. The non-payment of interest and the suspension of lease payments caused defaults under the Company's Subordinated Notes and equipment leases and gave the holders of such obligations as well as the lender under the Company's senior secured working capital facility the right to declare all amounts immediately due and payable and to reclaim substantially all of the Company's diagnostic imaging equipment and other assets. The Company stated that if any of such creditors or lessors had exercised their rights, the Company would have been forced to seek a liquidation under Chapter 7 or a reorganization under Chapter 11 of the United States Bankruptcy Code.

     Following lengthy negotiations, the Company restructured its debt and most of its lease obligations (the "Restructuring"). The Restructuring had the effect of curing all defaults under the Subordinated Notes and the equipment leases. The remaining Subordinated Notes have since matured and been paid in full. The Company nevertheless remains highly leveraged and has substantial fixed payment obligations. If defaults occur in the future, the Company's creditors and lessors would have the ability to accelerate the Company's obligations and seize substantially all of its medical imaging equipment and other assets. There can be no assurance that the Company will be able to avoid such defaults in the future.

RECENT LOSSES; FINANCIAL CONDITION OF THE COMPANY

     The Company has reported significant operating losses in each of the last three fiscal years. The net loss of the Company (before extraordinary items) was $5,537,000, $12,459,000 and $353,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The Company had a net capital deficiency of $10,470,000 at March 15, 1997. Unless the Company is able to increase its revenues and/or increase its operating margins through a reduction in its cost of operations, it will be unable to achieve profitability. There can be no assurance that the Company will be profitable in the future.

HIGH DEBT LEVEL

     Even after the Restructuring, the Company remains highly leveraged. At March 15, 1997, the Company had approximately $13,797,000 of long-term debt and approximately $21,501,000 of obligations under capital leases. Scheduled payments of principal and interest under debt obligations and capital leases are approximately $16,504,000 during 1997. In addition, scheduled payments under operating leases and related maintenance and service agreements are approximately $3,326,000 during 1997. The Company must increase its revenues and reduce its cost structure and debt payment schedules in order to meet its obligations as they become due. There can be no assurance that the Company will be able to meet its scheduled obligations as they become due in 1997. Further, the high debt level may adversely affect the Company's ability to offer technologically advanced equipment in the future to customers, which may adversely affect the Company's ability to secure or retain profitable contracts.

CONSOLIDATION OF MEDICAL DIAGNOSTIC IMAGING INDUSTRY

     The medical diagnostic imaging business, both mobile and fixed, is in a period of consolidation as a result of the growth of managed care and other competitive forces. Smaller companies, such as the Company, must either grow through acquisitions or become part of larger enterprises in order to compete successfully and achieve acceptable returns for their shareholders. The Company is pursuing the proposed merger with U.S.

Diagnostic Inc. ("USD") in response to the industry trend toward consolidation and because the transaction would enable the Company's shareholders to obtain a fair price and liquidity for their investment. See "Recent Developments." In light of the continuing delay in negotiations with USD, however, the Company can provide no assurance that the proposed merger will be consummated or that the Company will be able to successfully respond to these changes in the industry.

LIMITED ACCESS TO CAPITAL AND FINANCING

     The Company is severely limited by covenants in its credit agreements from incurring additional indebtedness without the consent of its lenders. In addition, the Company has pledged substantially all of its liquid assets and substantially all of its tangible personal property and real property to secure its existing debt. As a result, the Company has very little financial flexibility to address unforeseen cash needs, to fund future growth or to finance necessary equipment purchases and upgrades.

POTENTIAL INABILITY TO REPAY MATURING INDEBTEDNESS

     A substantial portion of the Company's funded debt will mature in the near future. During 1997, approximately $9,315,000 plus the then outstanding balance (currently approximately $3,705,000 at March 15, 1997) of the Company's revolving credit facility will become due. The Company does not expect to have sufficient cash resources to pay all of these obligations at maturity. Accordingly, the Company will be required to seek new financing to meet its maturing obligations. There can be no assurance that such financing will be available or that the terms of any such financing will be acceptable to the Company.

TREND OF DECREASING REVENUES

     The Company's revenues have decreased substantially during the last five fiscal years. For the five years ended December 31, 1992, 1993, 1994, 1995 and 1996, revenues were $48,834,000, $39,485,000, $38,545,000, $34,077,000, and
$36,989,000, respectively. This trend of decrease in revenues is a result of the sale by the Company of various revenueproducing assets, reduced demand for certain of the Company's imaging services and severe competition which have led to reduced pricing for the Company's services. This trend resulted in significant operating losses and, during the period from late 1992 until May 1995, the Company failed to meet certain of its fixed obligations. The Company must increase its revenues or decrease its expenses in order to remain viable. There can be no assurance that the Company will be able to increase its revenues or decrease its expenses sufficiently to cover its fixed obligations.

POSSIBLE DELISTING OF COMMON STOCK AND LOSS OF ACTIVE TRADING MARKET

     The Common Stock is currently traded on the American Stock Exchange ("the AMEX") and the Pacific Exchange (the "PCX"). The announcement by the Company of the terms of a restructuring in early April 1994 was followed by a significant decline in the market price of the Common Stock. The Company's losses and net capital deficiency have caused the Company to no longer satisfy the minimum criteria with respect to net income and net worth for continued listing published by the AMEX. The per share trading price of the Common Stock is also below the minimum criteria for continued listing on such exchange. The closing per share price was $1.375 on April 1, 1997. The Company has been advised that its net capital deficiency is inconsistent with the criteria applied by the PCX for continued listing on such exchange. The AMEX and the PCX are currently reviewing the Company's financial condition following the restructuring in order to determine whether the Common Stock will continue to be listed on such exchanges. Accordingly, no assurances can be given that a holder of Common Shares will be able to sell Common Shares in the future on a national or regional securities exchange, or that there will be an active trading market for the Common Shares or as to the price at which the Common Shares might trade.

INABILITY OF COMPANY TO PAY DIVIDENDS

     The Company is prohibited by its credit agreements from paying dividends on the Common Shares and does not anticipate being in a position to pay dividends for the foreseeable future.

INABILITY OF NON-AFFILIATES TO SELL COMMON STOCK

     At April 1, 1997 there were 4,769,384 shares of Common Stock outstanding and an additional 2,196,916 shares of Common Stock issuable under immediately exercisable warrants and options. Approximately 1,616,883 of these shares and an additional 1,995,480 shares underlying immediately exercisable options or warrants that are owned by "affiliates" would normally be subject to limitations on resale; however, all of such shares, options and warrants are currently eligible for sale pursuant to effective registration statements. The trading market for the Common Stock is thin. The average weekly trading volume of the Common Stock on the AMEX since April 1, 1996 is approximately 17,600 shares. Accordingly, non-"affiliate" holders may find it extremely difficult to sell their Common Shares, and the price thereof may be depressed for an indefinite period by the number of "affiliate" shares available for resale pursuant to effective registration statements.

CONTROL BY MAJOR SHAREHOLDERS; POTENTIAL CONFLICT OF SHAREHOLDER INTERESTS

     As of April 1, 1997, Ernest A. Bates, M.D., the Company's Chairman and Chief Executive Officer, owned (directly or through immediately exercisable options) 2,342,642 shares of Common Shares, which represents approximately 33.6% of the Company's outstanding Common Shares and Common Shares exercisable pursuant to immediately exercisable options and warrants. In addition, as a result of securities issued to them pursuant to the Restructuring, certain Selling Securityholders own directly or through immediately exercisable warrants 1,632,300 shares of Common Stock, representing approximately 23.4% of the outstanding Common Shares and Common Shares exercisable pursuant to immediately exercisable options and warrants. Dr. Bates and certain of the Selling Securityholders acting together will have the power to determine the outcome of a shareholder vote with respect to any fundamental corporate transaction, including mergers and the sale of all or substantially all of the Company's assets. This could have the effect of blocking transactions that a majority of the other shareholders would otherwise find attractive, or conversely, permitting Dr. Bates and the Selling Securityholders to adopt transactions that a majority of the other shareholders vote to reject. Accordingly, owners of Common Shares other than Dr. Bates and the Selling Securityholders should recognize that their interests may conflict and, as a result of the size of their shareholdings, Dr. Bates and such Selling Securityholders will be able effectively to determine the course of action to be taken by the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations and business are dependent to a significant extent upon the continued active participation of its founder, Chairman of the Board and Chief Executive Officer, Ernest A. Bates, M.D. In the past, Dr. Bates has personally guaranteed various financial obligations of the Company, which has enabled the Company to obtain credit. Certain of the Company's lenders have also sought to insure the continued involvement of Dr. Bates by requiring his personal guarantee of a significant amount of the Company's debt. Should Dr. Bates become unavailable to the Company for any reason, it could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

INABILITY OF COMPANY TO ACQUIRE ADVANCED TECHNOLOGY

     Diagnostic imaging technology is subject to continuous development and change. New technological breakthroughs may require the Company to acquire new or technologically improved products to service its customers. There can be no assurance that the Company's financial resources will enable it to make the investment necessary to acquire such products. The failure to acquire or use new technology and products could have a material adverse effect on the Company's business and results of operations.

EXPANSION OF REIMBURSEMENT PROGRAMS

     Customers to which the Company provides services generally receive payment for patient care from governmental and private insurer reimbursement programs. As a result, a significant adverse change in such reimbursement policies might have a material adverse effect on the Company's business and results of operations. As a result of federal costcontainment legislation currently in effect, hospital in-patients covered by federally funded reimbursement programs are classified into diagnostic related groups ("DRG") in accor-dance with the patient's diagnosis, necessary medical procedures and other factors. Patient reimbursement is limited to a predetermined amount for each DRG. Because the reimbursement payment is predetermined, it does not necessarily cover the cost of all medical services actually provided. Currently the DRG system is not applicable to out-patient services, and consequently many health care providers have an incentive to treat patients on an out-patient basis. If the DRG program is at some future date expanded to include out-patient reimbursement, such change could have a material adverse effect on the Company's business and results of operations.

RISK OF ADVERSE HEALTHCARE REFORM LEGISLATION

     In addition to extensive existing government healthcare regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. There can be no assurance that any currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company.

BURDEN AND COST OF GOVERNMENT REGULATION

     Many aspects of the medical industry in the United States are subject to a high degree of governmental regulation. Generally, failure to comply with any such regulations may result in denial of the right to conduct business and significant fines. For example, legislation in various jurisdictions requires that health facilities obtain a Certificate of Need ("CON") prior to making expenditures in excess of specified amounts. The CON procedure can be expensive and time consuming, and consequently a health care facility may elect to use the Company's services rather than purchase equipment subject to CON requirements. CON requirements vary from state to state as they apply to the operations of both the Company and its customers. In some jurisdictions the Company is required to comply with CON procedures before operating its services and in other jurisdictions customers must comply with CON procedures before using the Company's services. An increase in the complexity or substantive requirements of such federal, state and local laws and regulations could adversely affect the Company's business.

COMPETITION

     The Company faces severe competition from other providers of diagnostic imaging services, some of which have greater financial resources than the Company, and from equipment manufacturers, hospitals, imaging centers and physician groups owning in-house diagnostic units. Significant competitive factors in the diagnostic services market include equipment price and availability, performance quality, ability to upgrade equipment performance and software, service and reliability. The Company's financial problems have adversely affected its ability to obtain and retain certain profitable customer contracts, and its high debt burden may adversely affect its ability to offer technologically advanced equipment in the future. There can be no assurance that the Company will be able to retain its competitive position in the medical imaging industry.

                                  THE COMPANY

     The Company provides shared diagnostic imaging services and radiosurgery services to approximately 209 hospitals, medical centers and medical offices located in 23 states. The four principal diagnostic imaging services provided by the Company are Magnetic Resonance Imaging (MRI), Computed Axial Tomography Scanning (CT), Ultrasound and Nuclear Medicine. Radiosurgery services are performed by the Company through a subsidiary which provides Gamma Knife Units to two major university medical centers. The Company also provides Cardiac Catheterization Laboratory, Respiratory Therapy and Insurance Services.

     ASHS's address is Four Embarcadero Center, Suite 3620, San Francisco, California 94111 and its telephone number is (415) 788-5300.

                              RECENT DEVELOPMENTS

     On December 11, 1996, the Company and US Diagnostic Inc. ("USD") entered into a letter of intent pursuant to which USD would acquire the Company for $2.25 per share in cash. On January 29, 1997, the Company and USD agreed to revised terms. Under the revised terms, USD proposed to acquire the outstanding securities of the Company for USD common shares at the rate of $2.40 per share of the Company in a transaction that would be accounted for under pooling instead of under the purchase method of accounting. Subsequently, on February 11, 1997, USD and the Company announced that there would be a delay in the consummation of their proposed merger. Both companies stated, in addition, that they had not yet entered into a definitive merger agreement and that the terms of the merger had not yet been submitted to their respective board of directors. In light of the continuing delay in negotiations, the Company can provide no assurance that the proposed merger will be consummated.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at December 31, 1996:

                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 ------------
Current portion of long-term debt............................................... $  6,816,000
Current portion of obligations under capital leases.............................    6,366,000
  Total current obligations.....................................................   13,182,000
Long-term debt, less current portion............................................    7,690,000
Obligations under capital leases less current portion...........................   16,245,000
  Total long-term obligations...................................................   23,935,000
          Total Obligations.....................................................   37,117,000
Stockholder's equity (Net Capital Deficiency):
  Common stock, without par value:
     authorized shares -- 10,000,000, 4,769,384 shares issued and
      outstanding(1)............................................................   11,089,000
  Common stock options issued to officer........................................    2,414,000
  Additional paid-in capital....................................................      930,000
  Accumulated deficit...........................................................  (24,908,000)
          Total stockholders' equity (Net Capital Deficiency)...................  (10,475,000)
                                                                                 ------------
          TOTAL CAPITALIZATION.................................................. $ 26,642,000
                                                                                 ============

---------------

(1) Does not include (i) 330,000 Common Shares reserved for issuance upon exercise of options granted under the Company's 1995 Stock Option Plan, (ii) 151,600 Common Shares reserved for issuance for options remaining exercisable under the Company's 1984 Stock Option Plan, (iii) 314,000 Common Shares underlying unexercised Warrants, or (iv) 1,495,000 Common Shares underlying an unexercised option issued to Ernest A. Bates, M.D.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Securities. All of the proceeds will be received by the Selling Securityholders. See "Selling Securityholders." Upon exercise of any of the Warrants, the Company will receive proceeds equal to the aggregate exercise price, unless the holder of the Warrant elects to pay the exercise price by directing the Company to withhold Common Shares in an amount equal to the exercise price divided by the market price of the Common Shares on date of exercise. See "Description of Securities -- Warrants." The aggregate exercise price of the unexercised Warrants is approximately $235,000. Any portion of such exercise price received in cash will be added to the Company's working capital and used for general corporate purposes.

                        DETERMINATION OF OFFERING PRICE

     The offering price of the Securities will be determined by the Selling Securityholders in transactions entered into by them regarding the Securities. See "Plan of Distribution."

                            SELLING SECURITYHOLDERS

     On May 17, 1995, in connection with the Notes Repurchase, the Company issued 819,000 Common Shares and immediately exercisable Warrants (the "Noteholder Warrants") to purchase 216,000 Common Shares to certain holders of Subordinated Notes. An additional 374,000 Common Shares and 98,000 Noteholder Warrants were issued to such holders as of October 6, 1995. The Noteholder Warrants will expire on May 17, 2002 and have an initial exercise price of $0.75 per Common Share.

     In connection with the restructuring of its equipment leases, on December 30, 1994, the Company issued to GE Medical immediately exercisable Warrants to acquire 97,853 Common Shares at an initial exercise price of $0.01 per share. On May 17, 1995, the Company issued additional Warrants to GE Medical to acquire 127,147 Common Shares at an initial exercise price of $0.01 per share. All of the Warrants held by GE Medical have been exercised.

     This Prospectus relates to the offer and sale by the Selling Securityholders of the 1,632,300 Common Shares and/or Warrants, and the 314,000 Common Shares underlying such Warrants. The Prospectus is part of a registration statement filed under the Act pursuant to the terms of the Registration Rights Agreement. In the Registration Rights Agreement, the Company has agreed to keep the registration statement effective for up to 36 months or until all of the Securities have been sold, if earlier. The Registration Rights Agreement provides that certain rights of the parties thereto are assignable in connection with a sale of Common Shares.

     The Securities offered by this Prospectus are offered for the account of the Selling Securityholders. The following table sets forth, as of April 1, 1997, the names of the Selling Securityholders offering the Securities, the number and percentage of Common Shares owned by such Selling Securityholders, the number of

Warrants owned by such Selling Securityholders and the number of Common Shares, including Common Shares subject to Warrants, offered for sale.

                                                                           PERCENTAGE OF
                                                                              COMMON
                                                  COMMON                      SHARES           COMMON
                                                  SHARES      WARRANTS     BENEFICIALLY        SHARES
                     NAME                         OWNED        OWNED           OWNED          OFFERED
----------------------------------------------- ----------    --------     -------------     ----------
SunAmerica Life Insurance Company..............    219,659      57,814           5.8%           277,473
Anchor National Life Insurance Company.........    222,453      84,766           6.3%           307,219
SunAmerica Inc.................................    101,382      26,684           2.7%           128,066
Lion Advisors, L.P. (1)........................    304,044      80,051           7.9%           384,095
AIF II, L.P. (2)...............................    135,174      35,578           3.6%           170,752
General Electric Company acting through GE
  Medical Systems..............................    225,000          --           4.7%           225,000
Grace Brothers, Ltd............................    105,385      27,737           2.8%           133,122
Upchurch Living Trust U/A/D 12/14/90...........      5,203       1,370             *              6,573
                                                  --------     -------                        ---------
Total..........................................  1,318,300     314,000          32.1%         1,632,300
                                                  ========     =======                        =========

---------------

* less than one percent

(1) Represents shares held for the benefit of an investment account under management over which Lion Advisors, L.P. holds investment and voting power.

(2) The general partner of AIF II, L.P. is Lion Advisors, L.P. ("Lion") whose general partner is Apollo Capital Management, Inc. Messrs. Leon Black and John Hannan, the directors of Apollo Capital Management, Inc. disclaim beneficial ownership of all such shares. AIF II, L.P. is an affiliate of Lion.

     Because the Selling Securityholders may sell all or a part of their Common Shares and Warrants, no estimate can be given as to the number of Common Shares or Warrants to be held by any Selling Securityholders upon termination of the offering. The Common Shares owned by the Selling Securityholders represent approximately 27.6% of the issued and outstanding Common Shares and the Common Shares underlying the Warrants represent approximately 6.2% of the issued and outstanding Common Shares plus those Common Shares underlying the Warrants.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders may sell the Securities (i) in an underwritten offering or offerings, (ii) through brokers and dealers, (iii) "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares, (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers and (v) to the extent not prohibited by applicable securities law, in ways other than pursuant to the distribution plan presented in the Prospectus. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to maintain the effectiveness of the registration statement for a period of 36 months or until all Securities have been sold, if earlier.

     The distribution of Securities may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis.

     In connection with any such underwritten offering, underwriters or agents may receive compensation from the Selling Securityholders for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     At any time a particular offer of Securities made, if required, a Prospectus Supplement will be distributed that will set forth the names of the Selling Securityholder(s) offering such Common Shares, the aggregate amount of such Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such Securities.

     The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of Securities by the Selling Securityholders and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under an agreement that may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

     The sale of the Securities by the Selling Securityholders may also be effected from time to time by Selling Securities directly to purchasers or to or through certain broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Securityholders or may purchase from the Selling Securityholders all or a portion of the Securities as principal and thereafter may resell any Securities so purchased. Sales by any such broker-dealer, acting as agent or as principal, may be made pursuant to any of the methods described below. Such sales may be made on the AMEX or The PCX or other exchanges on which the Common Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the thencurrent market prices or at prices otherwise negotiated.

     The Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such Securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus which is part of the Registration Statement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules;
(d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; and (e) otherwise than pursuant to this Prospectus. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Securityholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transaction involved. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

     No director, officer or agent of the Company is expected to be involved in soliciting offers to purchase the Securities offered hereby, and no such person will be compensated by the Company for the sale of any of such Securities. Certain officers of the Company may assist such representatives of the Selling Securityholders in such efforts but will not be compensated therefor.

     The Company will pay all of the expenses incident to the offering and sale of the Securities, other than commissions, discounts and fees of underwriters, dealers or agents.

                           DESCRIPTION OF SECURITIES

COMMON SHARES

     The authorized capital stock of the Company consists of 10,000,000 Common Shares, no par value. At April 1, 1997, 4,769,384 shares were issued and outstanding and were held of record by approximately 400 persons. The Common Shares of the Company are listed on the American Stock Exchange and the Pacific Exchange under the symbol "AMS."

     Each Common Share has the same rights, privileges and preferences as every other share and will share equally in the Company's net assets upon liquidation or dissolution. The Common Shares have no conversion or redemption rights or sinking fund provisions. All Common Shares outstanding are, and all Common Shares issued upon exercise of outstanding warrants and options will be, validly issued, fully paid and non-assessable. The Common Shares have no preemptive rights. Shareholders are entitled to one vote for each share owned on all matters submitted to the shareholders and have the right, subject to certain conditions, to elect to cumulate their votes in the election of directors. Shareholders are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company did not pay dividends in 1994, 1995 or 1996 and does not intend to pay dividends in the near future. The Company is a party to various financing agreements that prohibit the declaration of dividends on the Common Shares. See "Risk Factors -- Inability of Company to Pay Dividends."

     The transfer agent and registrar for the Common Shares is American Stock Transfer & Trust Company, New York, New York.

WARRANTS

     The Noteholder Warrants entitle the registered holders thereof to acquire up to 314,000 Common Shares at an initial exercise price of $0.75 per share up to and including May 17, 2002. The Noteholder Warrants were issued in certificated form. The Noteholder Warrants may be exercised by surrendering the warrant certificate evidencing such warrants, a written election to exercise the Noteholder Warrant specifying the number of Common Shares to be purchased and the payment of the exercise price. Payment of the exercise price may be made at the holder's option (a) in cash, (b) by certified or official bank check payable to order of the Company, or (c) by the Company withholding that number of shares of Common Shares with a value as of the date of exercise equal to the aggregate exercise price. Upon surrender of the warrant certificate and the purchase price, the Company will deliver or cause to be delivered stock certificates representing the number of Common Shares designated to be exercised, less the number of Common Shares withheld by the Company as payment therefor, if applicable. If less than all of the Noteholder Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Noteholder Warrants. No fractional Common Shares will be issued upon exercise of the Noteholder Warrants. The Company shall pay to the holder of the Noteholder Warrant an amount in cash equal to the same fraction of the current value per share on the date of the exercise.

     The number of Common Shares purchasable upon the exercise of the Noteholder Warrants and the exercise price are subject to adjustment in certain events (and subject to certain limitations set forth in the warrant certificate) including:
(i) the payment of a dividend on its Common Shares in additional shares of Common Shares, (ii) the payment of a dividend or other distribution on its Common Shares or other issuance to all holders of its Common Shares of rights or warrants entitling them to subscribe for Common Shares at a price per share less than the current market price on the record date of such dividend, distribution or issuance, (iii) subdivisions, combinations and reclassifications of the Common Shares, (iv) subject to an election to receive such dividend or distribution, the distribution to all holders of Common Shares of evidences of indebtedness, shares of capital stock, cash or assets (including securities, but excluding any dividend or distribution referred to in clauses (i) or (ii) above for which an adjustment is made), and (v) the issuance or sale of shares of Common Shares by the Company for consideration per share less than the current market price.

     No adjustment in the number of Common Shares purchasable and the exercise price will be required unless such adjustment would require an increase or decrease of at least 1% in the exercise price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

     In case of certain consolidations, mergers or capital reorganizations or reclassifications of the Company, each holder of a Noteholder Warrant shall be entitled to receive, in lieu of the Common Shares of the Company, the kind and amount of securities, cash or other property to which such holder would have been entitled upon such consummation if such holder had exercised the Noteholder Warrant in full immediately prior thereto.

     The holders of the Noteholder Warrants have no right to vote on matters submitted to the shareholders of the Company. Except as set forth in the warrant certificate with respect to the right to elect to receive certain distributions, the holders of the Noteholder Warrants have no right to receive dividends. The holders of the Noteholder Warrants are not entitled to share in the net assets of the Company in the event of liquidation, dissolution or the winding up of the Company's affairs.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Shares offered hereby have been passed upon for the Company by Sidley & Austin, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements and schedule of American Shared Hospital Services at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which report contains an explanatory paragraph with respect to the substantial doubt surrounding the Company's ability to continue as a going concern mentioned in Note 1 to the consolidated financial statements. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON SHARES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Risk Factors..........................    3
The Company...........................    7
Recent Developments...................    7
Capitalization........................    8
Use of Proceeds.......................    9
Determination Of Offering Price.......    9
Selling Securityholders...............    9
Plan of Distribution..................   10
Description of Securities.............   12
Legal Matters.........................   13
Experts...............................   13

======================================================
======================================================

                                AMERICAN SHARED
                               HOSPITAL SERVICES
                            1,632,300 COMMON SHARES
                        (INCLUDING 314,000 COMMON SHARES
                    ISSUABLE UPON THE EXERCISE OF WARRANTS)

                                      AND

                              WARRANTS TO PURCHASE
                             314,000 COMMON SHARES
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemized statement of all fees and expenses in connection with the distribution of the securities registered pursuant to this Registration Statement, all of which fees and expenses have been or will be paid by the Registrant:

        Securities and Exchange Commission registration fee.............  $    931.70
        American Stock Exchange Fee.....................................  $ 17,500.00
        Pacific Stock Exchange Fee......................................  $  1,000.00
        Printing........................................................  $ 30,000.00
        Accountants' fees and expenses..................................  $ 90,000.00
        Legal fees and expenses.........................................  $ 35,000.00
        Miscellaneous...................................................  $  2,000.00
                                                                          -----------
                  Total.................................................  $176,431.70
                                                                          ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 204(10) of the California General Corporation Law ("GCL") permits the inclusion in the articles of incorporation of a California corporation of a provision eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders. The foregoing provision is subject to certain qualifications set forth in the GCL including, without limitation, that such provision may not limit or eliminate liability of directors for (i) intentional misconduct, (ii) transactions from which a director derived an improper personal benefit, (iii) reckless disregard of the director's duties, and (iv) an unexcused pattern of inattention. The Company's Articles of Incorporation, as amended, contains an article eliminating the liability of the directors for monetary damages to the fullest extent permissible under California law.

     Section 317 of the GCL permits the indemnification of officers, directors, employees and agents of California corporations. Article Fifth, Section 2, of the Company's Articles of Incorporation, as amended, provides that the Registrant is authorized to provide indemnification to its agents in excess of the indemnification otherwise permitted by Section 317 of the GCL.

     Article IX, Section 7, of the Bylaws of the Company contains the following indemnification provision:

     Section 7. Indemnification of Corporate Agents; Purchase of Liability Insurance. (a) The Corporation shall, to the maximum extent permitted by the General Corporation Law of the state of California, and as the same may from time to time be amended, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding to which such person was or is a party or is threatened to be made a party arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 7, an "agent" of the Corporation includes any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of the such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, and includes an action or proceeding by or in the right of the Corporation to procure a judgment in its favor; and "expenses" includes attorneys' fees and any expenses of establishing a right to indemnification under this subdivision (a).

     (b) The Corporation shall, if and to the extent the Board of Directors so determines by resolution, purchase and maintain insurance in an amount and on behalf of such agents of the Corporation as the Board may specify in such resolution against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the Corporation would have the capacity to indemnify the agent against such liability under the provisions of this Section 7.

     Each of the directors of the Corporation has entered into an Indemnification Agreement with the Company pursuant to which the Company is, subject to the limitations in the following sentence, obligated to indemnify the directors to the fullest extent provided by law, notwithstanding such indemnification not specifically being provided in the Company's Articles, Bylaws or by statute. The Company is not obligated under the Indemnification Agreement to indemnify directors for the following: acts or omission or transactions from which a director may not be relieved from liability under
Section 204 of the California General Corporation Law, a proceeding or action instituted by an appropriate bank regulatory agency, claims initiated by such director except with respect to proceedings to enforce a right of indemnification unless the Board has approved the initiation or bringing of such suit, a proceeding instituted by a director to enforce the Indemnification Agreement which is found by a court of competent jurisdiction to be not in good faith or frivolous, insured claims or claims under Section 16(b) of the Securities Exchange Act of 1934.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith:

        EXHIBIT
        NUMBER                                    DESCRIPTION
        ------     --------------------------------------------------------------------------
         4.1*      Form of Common Stock Purchase Warrant held by Selling Securityholders of
                   American Shared Hospital Services.
         4.2*      Registration Rights Agreement dated as of May 17, 1995 by and among
                   American Shared Hospital Services, the Holders referred to in the Note
                   Purchase Agreement, dated as of May 12, 1995 and General Electric Company, acting through GE Medical Systems.
         4.3*      Agreement and Proxy dated as of May 12, 1995 by Ernest A. Bates, M.D.
                   Accepted and Agreed to by Anchor National Life Insurance Company, Sun Life
                   Insurance Company of America, SunAmerica Inc., AIF II, L.P., Lion
                   Advisors, L.P., Grace Brothers, Ltd., and Upchurch Living Trust U/A/D
                   12/14/90.
         5*        Opinion of Sidley & Austin regarding legality of certain securities being registered.
        23.1       Consent of Ernst & Young LLP.
        23.2*      Consent of Sidley & Austin (contained in their opinion filed as Exhibit 5 to this Registration Statement).
        24*        Power of Attorney, incorporated by reference to the signature page (II-4)
                   to the Registration Statement on Form S-1.

---------------

* Previously filed on October 26, 1995 as part of this Registration Statement (File No. 33-63721).

ITEM 17. UNDERTAKINGS

     a. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     b. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnifica-tion against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     c. The undersigned registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, state of California on this 3rd day of April, 1997.

                                          AMERICAN SHARED HOSPITAL SERVICES

                                          By:    /s/ ERNEST A. BATES, M.D.

                                            ------------------------------------
                                                   Ernest A. Bates, M.D.
                                                   Chairman of the Board
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   SIGNATURE                                 TITLE                   DATE
-----------------------------------------------  -----------------------------  ---------------

           /s/ ERNEST A. BATES, M.D.               Chairman of the Board and     April 3, 1997
-----------------------------------------------     Chief Executive Officer
             Ernest A. Bates, M.D.

             /s/ WILLIE R. BARNES                   Director and Secretary       April 3, 1997
-----------------------------------------------
               Willie R. Barnes

               /s/ MATTHEW HILLS                           Director              April 3, 1997
-----------------------------------------------
                 Matthew Hills

              /s/ JOHN F. RUFFLE                           Director              April 3, 1997
-----------------------------------------------
                John F. Ruffle

          /s/ STANLEY S. TROTMAN, JR.                      Director              April 3, 1997
-----------------------------------------------
            Stanley S. Trotman, Jr.

          /s/ AUGUSTUS A. WHITE, M.D.                      Director              April 3, 1997
-----------------------------------------------
            Augustus A. White, M.D.

          /s/ CHARLES B. WILSON M.D.                       Director              April 3, 1997
-----------------------------------------------
            Charles B. Wilson M.D.

              /s/ CRAIG K. TAGAWA                   Chief Financial Officer      April 3, 1997
-----------------------------------------------      (Principal Accounting
                Craig K. Tagawa                            Officer)

                               INDEX TO EXHIBITS

    EXHIBIT                                                                         SEQUENTIAL
    NUMBER                             EXHIBIT DESCRIPTION                          PAGE NUMBER
    ------     -------------------------------------------------------------------  -----------
     4.1  *    Form of Common Stock Purchase Warrant held by Selling Noteholders
               of American Shared Hospital Services...............................     *
     4.2  *    Registration Rights Agreement dated as of May 17, 1995 by and among
               American Shared Hospital Services, the Holders referred to in the
               Note Purchase Agreement, dated as of May 12, 1995 and General
               Electric Company, acting through GE Medical Systems................     *
     4.3  *    Agreement and Proxy dated as of May 12, 1995 by Ernest A. Bates,
               M.D. Accepted and Agreed to by Anchor National Life Insurance
               Company, Sun Life Insurance Company of America, SunAmerica Inc.,
               AIF II, L.P., Lion Advisors, L.P., Grace Brothers, Ltd., and
               Upchurch Living Trust U/A/D 12/14/90...............................     *
     5    *    Opinion of Sidley & Austin regarding legality of certain securities
               being registered...................................................     *
    23.1       Consent of Ernst & Young LLP.......................................     *
    23.2  *    Consent of Sidley & Austin, incorporated by reference to Exhibit 5
               to this Registration Statement.....................................     *
    24    *    Power of Attorney..................................................     *

---------------

* Previously filed.